Exhibit 99.1

Scripps launches proposed private placement of senior notes

For immediate release
April 17, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) has launched an offering of $400 million of new senior unsecured notes. The private placement offer is subject to market conditions and other factors and is exempt from the registration requirements of the Securities Act of 1933. The notes are expected to mature in 2025 and will be guaranteed by certain of the company’s existing and future subsidiaries. Completion of the offering is subject to customary closing conditions.

In conjunction with the notes issuance, Scripps is seeking to amend and restate its existing $100 million senior secured revolving credit facility to increase the borrowing capacity to $125 million and extend the maturity to 2022. The notes offering is not conditioned on executing the amended revolving credit facility.

Proceeds from the offering will be used to repay the existing $391 million term loan B due in 2020, to pay related fees and expenses and for general corporate purposes.

“We are taking advantage of historically low long-term interest rates to extend the maturity of our debt to 2025,” said Rich Boehne, Scripps chairman, president and CEO. “Since this is a refinancing, we are not significantly increasing the total amount of our debt. We would have pro-forma net leverage of 1.4x based on 2016 results, and that level of leverage allows us the financial flexibility we are accustomed to putting to work as we look for opportunities to grow the company.”

The notes and related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act, or outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

Although Scripps has not yet finalized its financial results, the company expects first-quarter 2017 operating results, which will be released on May 5, to be consistent with its prior expectations. Accordingly, first-quarter television revenue is expected to be flat, radio revenue is expected to decrease in the mid-single-digit range, and digital revenue to increase in the mid-20 percent range compared to the first quarter of 2016. It is also expected that for the first quarter of 2017, television expenses will increase by mid-single digits, radio expense will decrease by low-single digits, and digital expense will increase in the mid-40 percent range compared to the first quarter of 2016. Based upon these results, segment profit less corporate expenses for the first quarter of 2017 will decrease about 40 percent compared to the first quarter of 2016, largely due to the lack of political advertising in this non-political year. There can be no assurance that Scripps’ actual results for this quarter will not differ from its current expectations. Any such changes could be material, and undue reliance should not be placed on these estimates.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of any notes in any jurisdiction in which such offer solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “THE LIST” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com